HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Jack D. Herring, Treasurer, Director of Finance and Investor Relations (563) 506-9783

HNI CORPORATION REPORTS
STRONG SALES GROWTH CONTINUED
DURING SECOND QUARTER FISCAL YEAR 2018

MUSCATINE, Iowa (July 23, 2018) – HNI Corporation (NYSE: HNI) today announced sales for the second quarter ended June 30, 2018 of $543.6 million and net income of $18.6 million. GAAP net income per diluted share was $0.42 compared to $0.31 in the prior year. Non-GAAP net income per diluted share was $0.44 compared to $0.42 in the prior year. GAAP to non-GAAP reconciliations follow the financial statements in this release.

Summary Comments
"Our strong sales momentum continued during the second quarter. Results were better than expected in both our Hearth and Office Furniture businesses. The investments we’ve made in product, selling, and fulfillment capabilities are paying dividends. I’m pleased with our quarterly results and our progress driving long-term shareholder value," said Jeff Lorenger, HNI Corporation President and Chief Executive Officer.

HNI Corporation - Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	June 30, 2018	July 1, 2017	Change
GAAP
Net Sales	$543.6	$514.5	5.7%
Gross Profit %	37.0%	35.9%	110	bps
SG&A %	31.8%	31.6%	20	bps
Restructuring and impairment charges %	0.2%	0.1%	10	bps
Operating Income	$27.1	$21.6	25.0%
Operating Income %	5.0%	4.2%	80	bps
Effective Tax Rate	23.9%	32.8%
Net Income %	3.4%	2.7%	70	bps
EPS – diluted	$0.42	$0.31	35.5%

Non-GAAP
Gross Profit %	37.0%	37.3%	-30	bps
Operating Income	$28.2	$29.3	(3.9%)
Operating Income %	5.2%	5.7%	-50	bps
EPS – diluted	$0.44	$0.42	4.8%

Second Quarter Summary Comments

•
Consolidated net sales increased $29.1 million or 5.7 percent from the prior year quarter to $543.6 million. On an organic basis, sales increased 8.4 percent. The net impact of closing and divesting small office furniture companies decreased sales $13.2 million compared to the prior year quarter. A reconciliation of organic sales, a non-GAAP measure, follows the financial statements in this release.

•
GAAP gross profit margin increased 110 basis points compared to the prior year quarter. A decline of 30 basis points was primarily driven by increased input costs partially offset by improved price realization. This decline was more than offset by a 140 basis point increase due to lower restructuring and transition costs.

•
Selling and administrative expenses as a percent of sales increased 20 basis points compared to the prior year quarter. This increase was primarily due to impacts from the Business Systems Transformation initiative and strategic investments, partially offset by higher sales and the impact of closing and divesting small office furniture companies.

•
Restructuring and impairment charges as a percent of sales increased 10 basis points compared to the prior year quarter. This increase was due to charges incurred in connection with previously announced closures.

Office Furniture – Financial Performance
(Dollars in millions)
	Three Months Ended
	June 30, 2018	July 1, 2017	Change
GAAP
Net Sales	$423.9	$406.4	4.3%
Operating Profit	$20.5	$19.7	4.2%
Operating Profit %	4.8%	4.8%	—

Non-GAAP
Operating Profit	$20.9	$25.4	(18.0%)
Operating Profit %	4.9%	6.3%	-140	bps

•
Second quarter office furniture net sales increased $17.4 million or 4.3 percent from the prior year quarter to $423.9 million. On an organic basis, sales increased 7.8 percent driven by increases in the supplies-driven, North American contract, and international businesses. The net impact of closing and divesting small office furniture companies decreased sales $13.2 million compared to the prior year quarter.

•
Second quarter office furniture GAAP operating profit margin was flat to prior year. A decline of 140 basis points was due to increased input costs, the Business Systems Transformation initiative, and strategic investments, partially offset by improved price realization and the impact of closing and divesting small office furniture companies. This decline was offset by a 140 basis point increase from lower restructuring and transition costs.

Hearth Products – Financial Performance
(Dollars in millions)
	Three Months Ended
	June 30, 2018	July 1, 2017	Change
GAAP
Net Sales	$119.7	$108.0	10.8%
Operating Profit	$16.3	$12.1	34.8%
Operating Profit %	13.6%	11.2%	240	bps

Non-GAAP
Operating Profit	$17.1	$14.0	21.8%
Operating Profit %	14.3%	13.0%	130	bps

•	Second quarter hearth products net sales increased $11.7 million or 10.8 percent from the prior year quarter to $119.7 million driven by increases in the new construction and retail businesses.

•
Second quarter hearth products GAAP operating profit margin increased 240 basis points. Of this increase, 130 basis points were driven by higher sales volume and improved price realization, partially offset by increased input costs and higher incentive based compensation. The remaining 110 basis points increase was due to lower restructuring and transition costs.

Outlook
"We expect to continue generating solid top-line growth in the second half of 2018. I like our competitive position and am excited about our opportunities to grow the business and deliver improved earnings for our shareholders. In the short term, we are experiencing additional headwinds from increasing input costs and timing related to our cost savings and productivity initiatives," said Mr. Lorenger.

The Corporation expects full year organic sales to be up 6 to 8 percent. Including the impact of closing and divesting small office furniture companies, full year sales are expected to be up 3 to 5 percent. The Corporation estimates full year non-GAAP earnings per share to be in the range of $2.35 to $2.55, which excludes restructuring and transition costs. This compares to prior guidance of non-GAAP earnings per share of $2.40 to $2.70. The impact of rising input costs and the slower ramp up of cost savings and productivity initiatives are the primary drivers of the reduced earnings outlook.

For the third quarter, the Corporation expects organic sales to be up 4 to 7 percent compared to the same quarter last year. Including the impact of closing and divesting small office furniture companies, third quarter sales are expected to be up 1 to 4 percent. Third quarter non-GAAP earnings per share are anticipated to be in the range of $0.80 to $0.90, which excludes restructuring and transition costs.

Conference Call
HNI Corporation will host a conference call on Tuesday, July 24, 2018 at 10:00 a.m. (Central) to discuss second quarter fiscal year 2018 results. To participate, call 1-877-512-9166 – conference ID number 6183888. A live webcast of the call will be available on HNI Corporation’s website at http://www.hnicorp.com (under Investors – News Releases & Events). A replay of the webcast will be made available at this website address. An audio replay of the call will be available until Tuesday, July 31, 2018, 10:59 p.m. (Central) by dialing 1-855-859-2056 or 1-404-537-3406 – Conference ID number 6183888.

About HNI Corporation
HNI Corporation is an NYSE traded company (ticker symbol: HNI) providing products and solutions for the home and workplace environments. HNI Corporation is a leading global provider and designer of office furniture and the leading manufacturer and marketer of hearth products. The Corporation sells the broadest and deepest selection of quality office furniture solutions available to meet the needs of every customer through an extensive portfolio of well-known and trusted brands. The Corporation's hearth products are the strongest, most respected brands in the industry and include a full array of gas, electric, wood, and biomass burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation's website at www.hnicorp.com.

Forward-Looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives, and financial performance, expectations for future sales growth, and earnings per diluted share (GAAP and non-GAAP). Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident”, or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation's actual future results and performance to differ materially from expected results. These risks include but are not limited to: the levels of office furniture needs and housing starts; overall demand for the Corporation's products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation's customers; the Corporation's reliance on its network of independent dealers; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation's new products; the Corporation's ability to successfully execute its business software system integration; the Corporation's ability to achieve desired results from closures and structural cost reduction initiatives; the Corporation's ability to achieve the anticipated benefits from integrating its acquired businesses and alliances; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation's financing activities; an inability to protect the Corporation's intellectual property; the impact of recent tax legislation; and force majeure events outside the Corporation’s control. A description of these risks and additional risks can be found in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Net sales	$543,614	$514,485	$1,048,683	$992,152
Cost of sales	342,744	329,733	670,894	633,677
Gross profit	200,870	184,752	377,789	358,475
Selling and administrative expenses	172,973	162,684	344,868	326,350
Restructuring and impairment charges	837	419	2,175	2,542
Operating income	27,060	21,649	30,746	29,583
Interest income	89	325	202	396
Interest expense	2,718	1,347	5,055	2,393
Income before income taxes	24,431	20,627	25,893	27,586
Income taxes	5,835	6,771	4,836	8,949
Net income	18,596	13,856	21,057	18,637
Less: Net income (loss) attributable to non-controlling interest	(1)	8	(50)	(48)
Net income attributable to HNI Corporation	$18,597	$13,848	$21,107	$18,685

Average number of common shares outstanding – basic	43,665,411	44,178,287	43,512,691	44,114,164
Net income attributable to HNI Corporation per common share – basic	$0.43	$0.31	$0.49	$0.42
Average number of common shares outstanding – diluted	44,289,662	45,305,547	44,201,285	45,375,451
Net income attributable to HNI Corporation per common share – diluted	$0.42	$0.31	$0.48	$0.41

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

(Unaudited)

	June 30, 2018	December 30, 2017
Assets
Current Assets:
Cash and cash equivalents	$31,065	$23,348
Short-term investments	2,260	2,015
Receivables	238,905	258,551
Inventories	185,371	155,683
Prepaid expenses and other current assets	49,801	49,283
Total Current Assets	507,402	488,880

Property, Plant, and Equipment:
Land and land improvements	28,469	28,593
Buildings	290,076	306,137
Machinery and equipment	554,414	556,571
Construction in progress	31,722	39,788
	904,681	931,089
Less accumulated depreciation	527,735	540,768
Net Property, Plant, and Equipment	376,946	390,321

Goodwill and Other Intangible Assets	481,891	490,892

Deferred Income Taxes	193	193

Other Assets	21,956	21,264

Total Assets	$1,388,388	$1,391,550

Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$409,266	$450,128
Current maturities of long-term debt	434	36,648
Current maturities of other long-term obligations	3,199	2,927
Total Current Liabilities	412,899	489,703

Long-Term Debt	296,397	240,000

Other Long-Term Liabilities	75,928	70,409

Deferred Income Taxes	77,870	76,861

Equity:
HNI Corporation shareholders' equity	524,794	514,068
Non-controlling interest	500	509

Total Equity	525,294	514,577

Total Liabilities and Equity	$1,388,388	$1,391,550

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

(Unaudited)

	Six Months Ended
	June 30, 2018	July 1, 2017
Net cash flows from (to) operating activities	$29,478	$(27,302)
Net cash flows from (to) investing activities	(12,716)	(62,023)
Net cash flows from (to) financing activities	(9,045)	80,161
Net increase (decrease) in cash and cash equivalents	7,717	(9,164)
Cash and cash equivalents at beginning of period	23,348	36,312
Cash and cash equivalents at end of period	$31,065	$27,148

HNI Corporation and Subsidiaries
Reportable Segment Data
(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Net Sales:
Office furniture	$423,878	$406,444	$804,793	$766,425
Hearth products	119,736	108,041	243,890	225,727
Total	$543,614	$514,485	$1,048,683	$992,152

Income Before Income Taxes:
Office furniture	$20,519	$19,683	$20,132	$26,127
Hearth products	16,312	12,104	33,426	23,915
General corporate	(9,771)	(10,138)	(22,812)	(20,459)
Operating Income	27,060	21,649	30,746	29,583
Interest income (expense)	(2,629)	(1,022)	(4,853)	(1,997)
Total	$24,431	$20,627	$25,893	$27,586

Depreciation and Amortization Expense:
Office furniture	$11,204	$12,498	$22,190	$25,383
Hearth products	2,092	2,706	4,054	6,194
General corporate	5,539	2,421	11,036	4,887
Total	$18,835	$17,625	$37,280	$36,464

Capital Expenditures (including capitalized software):
Office furniture	$13,420	$16,345	$24,997	$37,365
Hearth products	1,229	5,134	4,167	7,212
General corporate	1,344	9,833	3,160	19,511
Total	$15,993	$31,312	$32,324	$64,088

			As of June 30, 2018	As of December 30, 2017
Identifiable Assets:
Office furniture			$822,130	$821,767
Hearth products			352,625	347,189
General corporate			213,633	222,594
Total			$1,388,388	$1,391,550

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to HNI’s financial statements as prepared in accordance with GAAP are included below and throughout this earnings release. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures within this earnings release: organic sales, gross profit, operating income, operating profit, and net income per diluted share (i.e., EPS). These measures are adjusted from the comparable GAAP measures to exclude the after-tax impacts of the selected items as summarized in the table below. Generally, non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period, as this rate is reflective of the tax applicable to most non-GAAP adjustments.

The sales adjustments to arrive at our non-GAAP organic sales information included in this earnings release excludes the impact of closing and divesting small office furniture companies. The transactions excluded for purposes of our other non-GAAP financial information included in this earnings release for both years presented include restructuring and transition costs. The restructuring and transition costs are costs incurred as part of the previously announced closures of the hearth manufacturing facilities in Paris, Kentucky and Colville, Washington and the office furniture manufacturing facility in Orleans, Indiana and structural realignments in China and between office furniture facilities in Muscatine, Iowa. Specific restructuring items incurred include severance and accelerated depreciation. Specific transition items incurred include production move costs. Specific transactions in second quarter 2018 excluded for purposes of our other non-GAAP financial information included in this earnings release include the impairment of a closed manufacturing facility held for sale.

This earnings release also contains a forward-looking estimate of non-GAAP earnings per diluted share for the next quarter and full fiscal year. We provide such non-GAAP measures to investors on a prospective basis for the same reasons we provide it to investors on a historical basis. We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP earnings per diluted share to a forward-looking estimate of GAAP earnings per diluted share without unreasonable efforts because certain information needed to make a reasonable forward-looking estimate of GAAP earnings per diluted share is highly variable and difficult to predict and estimate, and is dependent on future events which are uncertain or outside of our control. These may include unanticipated charges related to asset impairments (fixed assets, intangibles, or goodwill), unanticipated acquisition related costs, and other unanticipated nonrecurring items not reflective of ongoing operations. We expect the variability of these charges to have a potentially unpredictable, and potentially significant, impact on our GAAP earnings per diluted share.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	June 30, 2018			July 1, 2017
	Office Furniture	Hearth	Total	Office Furniture	Hearth	Total
Sales as reported (GAAP)	$423.9	$119.7	$543.6	$406.4	$108.0	$514.5
% change from PY	4.3%	10.8%	5.7%

Less: Closure and Divestitures	—	—	—	13.2	—	13.2

Organic Sales (non-GAAP)	$423.9	$119.7	$543.6	$393.3	$108.0	$501.3
% change from PY	7.8%	10.8%	8.4%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended June 30, 2018
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$200.9	$27.1	$5.8	$18.6	$0.42
% of net sales	37.0%	5.0%		3.4%
Tax %			23.9%

Restructuring and impairment charges	—	0.8	0.2	0.6	0.02
Transition costs	0.3	0.3	0.1	0.2	0.00

Results (non-GAAP)	$201.2	$28.2	$6.1	$19.4	$0.44
% of net sales	37.0%	5.2%		3.6%
Tax %			23.9%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended July 1, 2017
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$184.8	$21.6	$6.8	$13.8	$0.31
% of net sales	35.9%	4.2%		2.7%
Tax %			32.8%

Restructuring charges	3.0	3.4	1.1	2.3	0.05
Transition costs	4.3	4.3	1.4	2.9	0.06

Results (non-GAAP)	$192.1	$29.3	$9.3	$19.0	$0.42
% of net sales	37.3%	5.7%		3.7%
Tax %			32.8%

Office Furniture Reconciliation
(Dollars in millions)
	Three Months Ended
	June 30, 2018	July 1, 2017	Percent Change
Operating profit as reported (GAAP)	$20.5	$19.7	4.2%
% of net sales	4.8%	4.8%

Restructuring charges	0.1	2.4
Transition costs	0.3	3.3

Operating profit (non-GAAP)	$20.9	$25.4	(18.0%)
% of net sales	4.9%	6.3%

Hearth Products Reconciliation
(Dollars in millions)
	Three Months Ended
	June 30, 2018	July 1, 2017	Percent Change
Operating profit as reported (GAAP)	$16.3	$12.1	34.8%
% of net sales	13.6%	11.2%

Restructuring and impairment charges	0.7	0.9
Transition costs	—	1.0

Operating profit (non-GAAP)	$17.1	$14.0	21.8%
% of net sales	14.3%	13.0%